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EXHIBIT (a)(1)(E)

        Offer to Purchase for Cash

All Outstanding Shares of Common Stock
(Including the Associated Preferred Stock Purchase Rights)

of

Advanced Medical Optics, Inc.

at

$22.00 Net Per Share

by

Rainforest Acquisition Inc.
a wholly-owned subsidiary of

Abbott Laboratories

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
CITY TIME, ON TUESDAY, FEBRUARY 24, 2009, UNLESS THE OFFER IS EXTENDED
(SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE "EXPIRATION DATE").

January 27, 2009

To Our Clients:

        Enclosed for your consideration is an offer to purchase, dated January 27, 2009 (as it may be amended or supplemented from time to time, the "Offer to Purchase"), and the related letter of transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal," and together with the Offer to Purchase, the "Offer"), relating to an offer by Rainforest Acquisition Inc., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Abbott Laboratories, an Illinois corporation ("Abbott"), to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "AMO Common Stock"), and the associated preferred stock purchase rights issued in connection with the Rights Agreement, dated June 24, 2002, by and between Advanced Medical Optics, Inc., a Delaware corporation ("AMO"), and Mellon Investor Services, LLC (together with the AMO Common Stock, the "Shares"), of AMO, at a price of $22.00 per Share, net to the seller in cash (without interest and subject to any required withholding taxes), upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal enclosed herewith. Holders of Shares whose certificates representing such Shares ("Certificates") are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary (as defined in the Offer to Purchase) on or prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer prior to the Expiration Date, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

        We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish to have us tender on your behalf any or all of such Shares held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer to Purchase.

        Your attention is directed to the following:

  1.
  The Offer price is $22.00 per Share, net to the seller in cash (without interest and subject to any required withholding taxes).

  2.
  The Offer is made for all issued and outstanding Shares.

  3.
  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 11, 2009 (as it may be amended or supplemented from time to time, the "Merger Agreement"), by and among Abbott, the Purchaser and AMO. The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware, the Purchaser will be merged with and into AMO (the "Merger"), with AMO continuing as the surviving corporation and a wholly-owned subsidiary of Abbott.

  4.
  The board of directors of AMO has unanimously (1) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to and in the best interests of AMO and the stockholders of AMO, (2) approved and declared advisable the Merger Agreement and the Support Agreements (as described in the Offer to Purchase) and the transactions contemplated by the Merger Agreement and the Support Agreements, including the Offer and the Merger, and (3) recommended that the stockholders of AMO accept the Offer and tender their Shares to the Purchaser in the Offer and, to the extent applicable, adopt the Merger Agreement and approve the Merger.

  5.
  The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Tuesday, February 24, 2009, unless the Offer is extended.

  6.
  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer.

  7.
  The Offer is conditioned upon, among other things, (1) the satisfaction of the Minimum Condition (as described below), and (2) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the issuance of a merger control clearance pursuant to Council Regulation (EC) No. 139/2004 of the Council of the European Union. The term "Minimum Condition" is defined in Section 14—"Conditions of the Offer" of the Offer to Purchase and generally requires that the number of Shares validly tendered and not properly withdrawn prior to the expiration of the Offer, together with the number of Shares then owned by Abbott or the Purchaser, represents at least a majority of the outstanding voting securities of AMO (determined on a fully diluted basis). The Offer is also subject to other conditions set forth in the Offer to Purchase. See Section 14—"Conditions of the Offer" of the Offer to Purchase. The Offer is not conditioned upon Abbott or the Purchaser obtaining financing.

        The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and any amendments or supplements thereto. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer, the Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort, the Purchaser cannot comply with the state statute, the Offer will not be made to, nor will the Purchaser accept tenders from or on behalf of, AMO stockholders in that state. Except as set forth above, the Offer is being made to all holders of Shares. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by Morgan Stanley & Co. Incorporated, the Dealer

Manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

        If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of your Shares, all such Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf on or prior to the expiration of the Offer.

Instructions with Respect to the
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Preferred Stock Purchase Rights)
of
Advanced Medical Optics, Inc.
by
Rainforest Acquisition Inc.
a wholly-owned subsidiary
of
Abbott Laboratories
at
$22.00 Net Per Share

        The undersigned acknowledge(s) receipt of your letter enclosing the offer to purchase, dated January 27, 2009 (as it may be amended or supplemented, the "Offer to Purchase"), and the related letter of transmittal (as it may be amended or supplemented, the "Letter of Transmittal"), pursuant to an offer by Rainforest Acquisition Inc., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Abbott Laboratories, an Illinois corporation ("Abbott"), to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "AMO Common Stock"), and the associated preferred stock purchase rights issued in connection with the Rights Agreement, dated June 24, 2002, by and between Advanced Medical Optics, Inc., a Delaware corporation ("AMO"), and Mellon Investor Services, LLC (together with the AMO Common Stock, the "Shares"), of AMO, at a price of $22.00 per Share, net to the seller in cash (without interest and subject to any required withholding taxes), upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

        This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal furnished to the undersigned.

Account Number:

Number of Shares to be Tendered*:

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
Dated:	, 2009

SIGN HERE
Signature(s)
Print Name(s)
Address(es)
Area Code and Telephone Number(s)
Tax Identification or Social Security Number(s)
* Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.

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  EXHIBIT (a)(1)(E)